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                                                                     Exhibit 3.1

                                     CHARTER

                                       OF

                      CORRECTIONS CORPORATION OF AMERICA


     The undersigned, acting as the incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following charter for such corporation:

     1. The name of the Corporation is Corrections Corporation of America (hereinafter called the "Corporation")

     2. The Corporation is for profit.

     3. The street address of the Corporation's principal office is:

                   102 Woodmont Blvd., Suite 800
                   Nashville, Tennessee 37205
                   County of Davidson

     4. (a) The name of the Corporation's initial registered agent is Linda G. Cooper.

        (b) The street address of the Corporation's initial registered office in Tennessee is:

                   102 Woodmont Blvd., Suite 800
                   Nashville, Tennessee 37205
                   County of Davidson

     5. The name and address of the incorporator is:

                   Elizabeth E. Moore
                   424 Church Street
                   Suite 2800
                   Nashville, Tennessee 37219







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     6. The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation shall have authority to issue is One Hundred Fifty-One Million (151,000,000) shares, consisting of One Hundred Fifty Million (150,000,000) shares of Common Stock having One Dollar ($1.00) par value per share ("Common Stock") and One Million (1,000,000) shares of Preferred Stock having One Dollar ($1.00) par value per share ("Preferred Stock"). The shares of Preferred Stock may be issued from time to time in one or more series, each such series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors is hereby vested with the authority to divide any or all classes of Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

     7. The Corporation hereby elects to be governed by the provisions of the Tennessee Control Share Act, Tenn. Code Ann. 48-103-301 et. seq., as amended. The vote of shareholders required to alter, amend or repeal this Paragraph 7, or to alter, amend or repeal any other section of the Charter in any respect which would or might have the effect, direct or indirect, of modifying, permitting any action inconsistent with, or permitting circumvention of this Paragraph 7, shall be by the affirmative vote of at least eighty percent (80%) of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Paragraph as one class.

     8. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Charter in the manner now or hereafter prescribed by the laws of the State of Tennessee. All rights herein conferred to the shareholders are granted subject to this reservation.

     9. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Tennessee.

     10. To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this Paragraph 10 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to events occurring prior to such time.




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